EXHIBIT 10.4

SATELLITE MINUTES AGREEMENT

THIS SATELLITE MINUTES AGREEMENT (the “Agreement”) is entered into as of May 6, 2010 (“Effective Date”), between TerreStar Networks Inc., a Delaware corporation (“TerreStar”), SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra Communications”) and SkyTerra, LP, a Delaware limited partnership (“SkyTerra LP” and together with SkyTerra Communications, “SkyTerra”).

TerreStar has an in-orbit satellite known as TerreStar-1 (together with any Replacement Satellite System or back-up satellite, the “Satellite”) from which TerreStar provides mobile satellite services and capacity;

Each of SkyTerra Communications and SkyTerra LP desire to purchase from TerreStar, and TerreStar desires to sell and provide to each of SkyTerra Communications and SkyTerra LP, the Satellite Minutes and the accompanying the right to certain Satellite Capacity in order to use the Satellite Minutes;

THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “ATC” means ancillary terrestrial component as that term is defined and used by the FCC.

(b) “Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the State of New York are open for business during normal banking hours.

(c) “Capacity Failure” means the failure of TerreStar to make available to SkyTerra the Minimum Available Satellite Capacity (and, if applicable all services required for use of the ATC network) for use of the Satellite Minutes in accordance with the terms and conditions of this Agreement and the SLA for more than [***], in either case excluding planned outages for scheduled maintenance as set forth in the SLA.

(d) “Demarcation Point” means TerreStar’s point-of-presence where the Satellite network interconnects with the United States public switched network, or, with respect to any traffic that will not be interconnected to the United States public switched network, at such other applicable and appropriate point of presence for connection to the internet or other data connection point.

(e) “End Users” mean individuals or entities using the Satellite Minutes.

(f) “Exclusivity Agreement” means that certain letter agreement between TerreStar, the TerreStar Parent, SkyTerra and HGW Holding Company, L.P., dated as of the date hereof.

(g) “FCC” means the Unites States Federal Communications Commission.

(h) “Other Telecommunications Provider(s)” means carriers or other providers of telecommunications services for the completion of communications to facilities beyond the Demarcation Point.

(i) “Other Telecommunications Service(s)” means the services and facilities provided by Other Telecommunications Providers for the origination and termination of communications made to or from end users of the Satellite Minutes.

(j) “Pooling Agreement” means the Pooling Agreement between SkyTerra and TerreStar with respect to the pooling of certain spectrum assets held by each of SkyTerra and TerreStar that is to be negotiated between the parties in accordance with the terms and conditions set forth in the Exclusivity Agreement.

(k) “Replacement Satellite System” means any mobile satellite system that will be located in the Satellite’s orbital position and operated by TerreStar and that is intended to be a replacement to the Satellite.

(l) “Satellite Capacity” means the space segment capacity from beams of the Satellite and includes all necessary and appropriate ground segment capacity and services required for the operation of the Satellite and the provision and use of such capacity as contemplated herein.

(m) “Satellite Minutes” means minutes of voice or data transmission available for use on the Satellite, or the ATC network if applicable, purchased by SkyTerra Communications or SkyTerra LP in accordance with this Agreement.

(n) “SLA” means a service level agreement to be negotiated in good faith between SkyTerra and TerreStar after the date hereof and which shall be executed on or before the Fourth Closing Date, which shall set forth agreed service and other terms, including without limitation (i) technical specifications regarding the Satellite Capacity, the Satellite and use of the Satellite Minutes, (ii) standards of availability, efforts and time limits for responding to failures of facilities, (iii) consequences with respect to the failure to provide the Satellite Minutes and the services required in order to use such Satellite Minutes, (iv) handset and other hardware feature development and specifications; provided that the terms of (i)-(iii) above shall be consistent with industry standards for the satellite services contemplated therein.

(o) “TerreStar Commercial Launch Date” means the date on which TerreStar (i) has completed all hardware and software components and technical/support services, necessary to launch its commercial service via the Satellite, and (ii) has related chipsets, modules and other related devices available in commercial quantities for use via the Satellite.

2. Purchase of Satellite Minutes.

(a) Subject to and upon the terms and conditions set forth in this Agreement, TerreStar hereby agrees to sell to SkyTerra, and SkyTerra hereby agrees to purchase from TerreStar, an aggregate of $40,000,000 (the “Purchase Price”) of Satellite Minutes, as follows:

(i) On May 6, 2010 (the “First Closing Date”), SkyTerra Communications shall purchase from TerreStar $5,000,000 of Satellite Minutes, and SkyTerra LP shall purchase from TerreStar $5,000,000 of Satellite Minutes;

(ii) On May 20, 2010 (the “Second Closing Date”), SkyTerra Communications shall purchase from TerreStar $10,000,000 of Satellite Minutes;

(iii) On June 3, 2010 (the “Third Closing Date”), SkyTerra Communications shall purchase from TerreStar $10,000,000 of Satellite Minutes; and

(iv) On June 17, 2010 (the “Fourth Closing Date”, and together with the First Closing Date, the Second Closing Date and the Third Closing Date, each a “Closing Date”), SkyTerra Communications shall purchase from TerreStar $10,000,000 of Satellite Minutes.

(b) The price-per-Satellite Minute shall be calculated as follows, subject to adjustment pursuant to Section 3:

•	Voice Usage: $[***] per minute, billed in 6 second increments.

•	Data Usage: $[***] per megabyte billed in kilobytes increments (including SMS sent or received over the Satellite).

For purposes of calculating the number of aggregate Satellite Minutes purchased by SkyTerra on each Closing Date, each megabyte of data usage shall equal the number of Satellite Minutes equal to the quotient obtained by dividing (x) the cost of Data-Per-Megabyte by (y) Cost of Voice-Per-Minute, which shall initially be 34.4 Satellite Minutes, subject to adjustment in accordance with Section 3.

A Satellite Minute for mobile satellite calls (including data communications) shall begin upon connection to the Demarcation Point and shall end when such mobile satellite call is transferred to Other Telecommunications Services by Other Telecommunications Providers.

Pricing applies to mobile satellite calls (including data communications) where the call is made or received on a mobile satellite terminal. Calls both made and received on such terminals shall be subject to charges for both the making and receiving of calls.

(c) The purchase by SkyTerra Communications and/or SkyTerra LP of Satellite Minutes on each Closing Date is subject, in each case, to the satisfaction, or waiver by SkyTerra, of all of the following conditions:

(i) The Satellite and the associated network operations shall be fully functioning and operational in accordance with this Agreement and general industry standards.

(ii) Neither TerreStar nor its parent, TerreStar Corporation (the “TerreStar Parent”) shall have been or have instituted proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against TerreStar or the TerreStar Parent or file a petition seeking, or consent to, reorganization or relief with respect to TerreStar or the TerreStar Parent under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of TerreStar or the TerreStar Parent or a substantial part of its property, or make any assignment for the benefit of creditors of TerreStar or the TerreStar Parent, or admit in writing TerreStar or the TerreStar Parent’s inability to pay its debts generally as they become due, or, to the fullest extent permitted by law, take action in furtherance of the dissolution or liquidation of TerreStar or the TerreStar Parent.

(iii) Neither TerreStar nor the TerreStar Parent shall (x) have terminated the Exclusivity Agreement prior to the Termination Date (as defined in the Exclusivity Agreement) or (y) be in breach of any material provision of the Exclusivity Agreement.

(iv) The pricing, terms and conditions set forth in this Agreement shall contain the most favorable pricing, terms and conditions with respect to the Satellite Minutes, individually and in the aggregate, offered by TerreStar or any commonly controlled entity to any third party in accordance with Section 3 hereof.

(v) The SLA shall have been executed on or before the Fourth Closing Date.

(d) To the extent that the Satellite Minutes are not all used by SkyTerra, or by any third-party to whom the Satellite Minutes have been transferred (such minutes, the “Unused Satellite Minutes”), (i) SkyTerra may, in its discretion, credit all or part of the portion of the Purchase Price attributed to the Unused Satellite Minutes to outstanding payments, if any, then due from SkyTerra to TerreStar pursuant to the Pooling Agreement, and (ii) if there are no outstanding payments due from SkyTerra to TerreStar pursuant to the Pooling Agreement, or if SkyTerra chooses not to credit all or any portion of the Purchase Price attributed to the Unused Satellite Minutes to any such payments, then such Unused Satellite Minutes shall expire.

(e) SkyTerra may, at any time in its sole discretion, use all or part of the portion of the Purchase Price attributed to the Unused Satellite Minutes to purchase any other satellite or terrestrial services that TerreStar or any entity controlled by it may provide using the Satellite or the frequencies employed thereby (any such services, the “Other Services”). The pricing, terms and conditions of the Other Services shall be negotiated in good faith by the parties, and shall include MFN terms substantially similar to those set forth in Section 3 hereof.

3. MFN Pricing, Terms and Conditions.

(a) In connection with (i) the pricing calculations set forth in Section 2(b), and (ii) each of the terms and conditions regarding the use of the Satellite Minutes, in each case as set forth in this Agreement, the SLA or any other documentation between the parties existing now or in the future, TerreStar agrees that SkyTerra shall be entitled to the most favorable pricing, terms and conditions, both individually and in the aggregate, including without limitation that SkyTerra shall be entitled to pricing, terms and conditions no less favorable than the pricing paid by, or the terms and conditions provided to, third parties purchasing satellite minutes or other Satellite or terrestrial capacity or usage from TerreStar or any of its affiliates regardless of the form that such capacity, usage or other services are purchased, and regardless of whether or not such purchase is in the form of prepaid minutes, capacity or usage or otherwise; provided, that the provisions of this Section 3 shall not apply in respect of the purchase by any third party of satellite minutes or other Satellite or terrestrial capacity or use from TerreStar or any of its affiliates in prepaid committed quantities greater than the Satellite Minutes as purchased by SkyTerra hereunder.

(b) TerreStar agrees to notify SkyTerra in writing within five Business Days of TerreStar or any of its affiliates granting any customer of TerreStar or any its affiliates pricing, terms or conditions that are, individually or in the aggregate, more favorable to such customer than the pricing, terms and/or conditions set forth herein or in the SLA; provided that such notice shall not include the actual pricing, terms or conditions that have been agreed to with such other customer. Upon receipt of such notice, SkyTerra may, upon written notice to TerreStar request a review of the prices, terms and conditions available to other customers of TerreStar or any of its affiliates with respect to Satellite Minutes (and, if applicable, any Other Services) (a “Review”). Each such Review shall be conducted by an independent accounting or investment banking firm chosen by SkyTerra and approved by TerreStar, which approval shall not be unreasonably withheld (the “Independent Reviewer”), who shall (i) render its opinion as to TerreStar’s compliance with this Section 3, but who shall not disclose any of the information provided to it under the Review to SkyTerra or any other party or otherwise use such information other than as permitted herein, and (ii) in accordance with Section 3(a), determine the terms, if any, of the resulting pricing adjustment and/or modification of terms (a “Price/Terms Amendment”). The fees and expenses of the Independent Reviewer shall be divided equally between SkyTerra and TerreStar, provided that in the event a Review results in Price/Terms Amendment, TerreStar shall reimburse SkyTerra for any expenses of the Independent Reviewer paid by SkyTerra. Any Price/Terms Amendment shall be applied to the period that such lower pricing and/or better terms or conditions for such other customer has been in effect and, unless otherwise agreed by both parties, shall be effective for such period as such lower pricing and/or better terms or conditions to such other customer is in effect.

(c) On each anniversary of the date hereof, during the term of this Agreement, TerreStar agrees to provide SkyTerra with a certificate, signed by an executive officer of TerreStar, certifying compliance with this Section 3.

4. Use of Satellite Minutes.

(a) SkyTerra shall have sole and absolute discretion and control over the use of the Satellite Minutes. Without limiting the foregoing, (i) SkyTerra Communications may transfer or assign any Satellite Minutes purchased by it to SkyTerra LP, and SkyTerra LP may transfer or assign any Satellite Minutes purchased by it to SkyTerra Communications, and (ii) SkyTerra may (x) sell or otherwise transfer, re-sell, or combine with other services all or a portion of the Satellite Minutes to any third-party and/or in connection with any third party offering, including to any third-party retail partners of HGW Holding Company, L.P. or its affiliates, on terms and conditions (including pricing) determined by SkyTerra in its sole discretion, (y) use the Satellite Minutes to provide backup service for satellite capacity otherwise provided by SkyTerra or its affiliates to third parties, and (z) use the Satellite Minutes for voice or data calls or for any other usage permitted by the FCC.

(b) SkyTerra may, at any time within the one year period after the TerreStar Commercial Launch Date, provide written notice to TerreStar that it desires to begin using the Satellite Minutes as of a certain date (such date, the “Usage Start Date”); provided, that if SkyTerra does not provide such written notice, the Usage Start Date shall be the date that is one year after the TerreStar Commercial Launch Date. SkyTerra, or any party to whom any Satellite Minutes have been transferred, shall have five (5) years after the Usage Start Date, which shall be automatically extended for an additional five (5) years in the event there are any Unused Satellite Minutes remaining at the end of the initial five (5) year period (the “Usage Term”) to use the Satellite Minutes. TerreStar shall allocate to SkyTerra an amount of the Satellite Capacity at all times during the Usage Term sufficient for the Satellite Minutes to be used (the “Minimum Available Satellite Capacity”). TerreStar shall use commercially reasonable best efforts to provide use of the Satellite substantially in accordance with the SLA, including preventative and remedial service to keep its network in, or to restore it to, good working order.

(c) TerreStar agrees that it will, in good faith using all commercially reasonable efforts, cooperate with and assist SkyTerra in obtaining and maintaining any FCC or other regulatory approvals so as to allow SkyTerra, or any third party to whom the Satellite Minutes are transferred, to use the Satellite Minutes in accordance with the terms of this Agreement.

(d) If and at such time there is a firm plan in place to create a Replacement Satellite System, TerreStar shall notify SkyTerra and the parties shall negotiate in good faith to enter into a new satellite usage agreement for such Replacement Satellite System at such pricing that shall take into account both the fair market value of the capacity to be provided and the costs of such system and upon such other terms and conditions as the parties shall negotiate in good faith. If the parties are unable to reach agreement in a timely manner, as each party shall reasonably assess in light of its own circumstances, either party may, following notice to the other party of its intention to do so, discontinue such negotiations.

(e) In the event that any ATC capacity becomes available to TerreStar at any time during the Usage Term, TerreStar shall use best efforts to make a portion of its ATC network available such that the Satellite Minutes may, in the sole discretion of SkyTerra, be used by SkyTerra, or any party to whom any Satellite Minutes have been transferred, on such ATC network on terms and conditions agreed by the parties at such time, provided that SkyTerra shall not be required to pay any additional amounts to use the Satellite Minutes on such ATC network.

(f) The parties acknowledge and agree that additional terms and conditions governing the use of the Satellite Minutes, whether via the Satellite or through ATC network services, if applicable, may be incorporated into the final Pooling Agreement, and the parties agree to negotiate mutually acceptable modifications to this Agreement and/or the SLA if necessary in connection with the finalization of the Pooling Agreement.

5. Division of Wholesale and Retail Responsibilities.

(a) SkyTerra acknowledges and agrees that by purchasing Satellite Minutes on a wholesale basis, SkyTerra (or its affiliates, resellers or agents) shall be responsible for any retail service and retail service integration functions. Without limitation, SkyTerra shall be responsible for:

(i)	End User registration and the provision to TerreStar of information necessary to authenticate and/or authorize End Users and their eligibility for service in such manner and form as TerreStar shall specify in accordance with general industry standards;

(ii)	the collection and billing of End User accounts;

(iii)	providing End User customer service and first tier troubleshooting for all End Users, employing SkyTerra (or its affiliates, resellers or agents) trained and qualified personnel; and

(iv)	the provision and maintenance of all hardware and software associated with SkyTerra’s (or its affiliates, resellers or agents) network and the provision and maintenance of all products and services offered to End Users.

(b) TerreStar shall be responsible for the maintenance of its own network used to provide Satellite Capacity in accordance with the SLA. For greater certainty, the services provided by TerreStar under this Agreement for the pricing defined in Section 2(b) are described in Schedule A. TerreStar shall also provide SkyTerra with sales and training materials and other reasonable support for SkyTerra’s help desk functions and second tier troubleshooting for matters raised with TerreStar by SkyTerra’s help desk personnel involving problems with TerreStar’s network that cannot reasonably be addressed at the SkyTerra help desk level. Such assistance shall include, without limitation, telephone consultation and diagnostic services. TerreStar shall not be obligated to interface directly with End Users, nor shall SkyTerra provide its End Users with any information to access support directly from TerreStar.

6. Term and Termination.

(a) Unless earlier terminated in accordance with the provisions set forth below, the “Term” of this Agreement shall commence upon the date hereof and end upon the earlier of (i) the date that the Satellite is taken out of commercial service, (ii) the date that is 30 days following an uncured Capacity Failure, or (iii) the end of the Usage Term.

(b) Notwithstanding anything to the contrary contained herein, if a party (the “breaching party”) commits a material breach of its obligations under this Agreement the other party may provide to the breaching party written notice of termination of this Agreement, which includes a description of the nature of the breach. If the breaching party does not cure the breach within thirty (30) days following the date of such notice, the non-breaching party may terminate this Agreement at the end of the notice period upon written notice to the breaching party.

(c) In the event of a termination of this Agreement pursuant to Sections 6(a)(i) or (ii), or 6(b) above, TerreStar shall promptly refund to SkyTerra an amount in cash equal to the portion of the Purchase Price, if any, attributed to any Unused Satellite Minutes.

7. Legal Compliance.

Notwithstanding any provision hereof, each party shall, at its expense and provided it is not otherwise prohibited from doing so because of the acts or omissions of third parties, promptly comply with and conform to the requirements of every applicable statute, law, by-law, regulation, ordinance and order at any time or from time to time in force during the Term affecting the Satellite, the Satellite Minutes and the usage thereof.

8. Indemnification.

(a) Subject to the limitations of liability stated herein, each party (the “Indemnifying Party”) shall defend, indemnify, and hold the other party (the “Indemnified Party”) harmless from and against any and all liabilities, losses, damages and costs, including reasonable legal fees and expenses, resulting from, arising out of, or in any way connected with (i) any breach by the Indemnifying Party of any warranty, representation, covenant, agreement, or obligation contained herein, (ii) the performance of an Indemnifying Party’s duties and obligations hereunder; (iii) the violation by Indemnifying Party of any federal, state or local law, rule or regulation; and (iv) personal injury or damage to physical property caused by such party’s negligence or willful misconduct.

(b) Each party’s indemnification obligations are contingent upon the Indemnified Party (i) providing prompt written notice of the claim to the Indemnifying Party (provided that failure to provide such notice shall not excuse the Indemnifying Party except to the extent that it is materially prejudiced thereby), and (ii) providing the Indemnifying Party with reasonable cooperation and assistance, at the Indemnifying Party’s expense, in connection with the claim. The Indemnifying Party shall have sole control of the defense of any such claim. Notwithstanding the preceding sentence, if the Indemnifying Party fails to defend the claim after reasonable notice of such claim, the Indemnified Party may defend the claim itself, and in such case the Indemnifying Party shall reimburse the Indemnified Party for any additional costs incurred to defend, settle or compromise the claim. No settlement or compromise that imposes any liability or obligation on the Indemnified Party (or any other person covered by the applicable indemnification clause) will be made without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld).

9. Confidential Information. The Parties acknowledge that the contents of this Agreement, the Exclusivity Agreement and the Pooling Agreement and all negotiations relating hereto and thereto (including but not limited to the pricing information contained in Section 2(b)), are Confidential Information as defined in the Confidentiality Agreement dated December 22, 2009 between TerreStar Communications, Inc., Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (the “NDA”) and, as such are subject to and shall be disclosed solely in accordance with the NDA, provided that notwithstanding anything in the NDA to the contrary, SkyTerra may also disclose the existence and terms of this Agreement to actual or potential retail partners or other customers and to actual or potential investors in HGW Holding Company, L.P., SkyTerra or any of their respective affiliates, provided that such party is bound by a confidentiality or non-disclosure agreement in respect of the existence of, and information disclosed in, this Agreement which contains reasonable and customary confidentiality restrictions.

10. Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, except in the case of a party’s wilful misconduct or intentional breach, neither party nor any of their agents or subcontractors, nor any officer or director of any such entity will be liable to the other party for any indirect, incidental, special, punitive or consequential damages, including but not limited to, loss of profits, revenue or cost of capital, or claims of contractors, suppliers or customers, whether foreseeable or not, arising out of any breach of this Agreement or any related agency or subcontractor agreement or any other tort or other theory of liability that may arise in connection with this Agreement or any related agency or subcontractor agreement. Nothing herein shall be deemed to preclude either party from seeking injunctive relief to compel performance in accordance with this Agreement by the other party in the case of any wilful or intentional breach, or gross negligence, by the other party.

11. Notices.

All notices, demands, offers, elections, requests or other communications required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, or by other recognized and recorded means of communication and addressed to the parties at the addresses set forth below or to such other address as shall, from time to time, be supplied by any party to the other party by like notice, and shall be deemed given upon receipt. All such notices shall be addressed to persons listed below:

If to TerreStar:	If to SkyTerra:
TerreStar Networks Inc. 12010 Sunset Hills Road Reston, VA 20190 Attention: General Counsel Facsimile: 703-483-7971

SKyTerra Communications, Inc.

SkyTerra LP

c/o HGW Holding Company, L.P.

450 Park Avenue, 30th Floor

New York, New York 10022

Attention: General Counsel

Facsimile: (212) 898-9074

and

10802 Parkridge Boulevard

Reston, VA 20191

Attention: General Counsel

Fax: (703) 390-6113

12. Assignment. TerreStar may not assign all or any portion this Agreement without the other party’s prior written consent. Each of SkyTerra Communications and SkyTerra LP shall have the unrestricted right to assign this Agreement, or any of its rights under this Agreement, to any third party, including any affiliate of SkyTerra, or to any lender as collateral security in connection with any financing arrangement of SkyTerra. This Agreement shall be binding on the successors and permitted assigns of the parties hereto.

13. Expenses. Each party shall pay its own expenses incident to this Agreement, including all legal and accounting fees and disbursements.

14. Further Assurances. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters

15. Entire Agreement. This Agreement (including the exhibits, annexes and schedules thereto), the Exclusivity Agreement, the Pooling Agreement once finalized, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters. If any provision of any agreement, arrangement or other written document between or relating to SkyTerra and TerreStar conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

16. Jurisdiction and Venue. Except as otherwise required by applicable law, any controversy, dispute, disagreement or claim arising under or in connection with this Agreement that the parties are unable to resolve among themselves (including, without limitation, the negotiation and execution of the SLA by the Fourth Closing Date, and any adjustments to the pricing, terms or conditions hereof pursuant to Section 3) shall be resolved by a binding arbitration, to be held in Manhattan Borough of the City of New York in the State of New York, U.S.A. pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association (the “AAA”). Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There will be one (1) arbitrator who shall be a satellite industry expert. The parties shall seek to mutually agree upon and select said arbitrator. If the parties are unable or fail to agree upon such an arbitrator within twenty (20) days after the matter was referred to arbitration, the arbitrator shall be selected by the AAA. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. The arbitrator shall render its final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto, including (i) any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof, and (ii) any controversy, dispute, disagreement, claim or action that is not resolved by binding arbitration, may be brought in any federal or state court of competent jurisdiction located within the Borough of Manhattan of the City, County and State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in the Borough of Manhattan of the City, County and State of New York.

17. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A. without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York, U.S.A.

18. Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

19. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

20. Counterparts. This Agreement may be executed in counterparts for the convenience of the parties; each such counterpart of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of a mutually executed counterpart to this Agreement.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

TERRESTAR NETWORKS INC.		SKYTERRA LP By: SkyTerra GP, Inc., its general partner

Name:	Jeffrey Epstein	Name:	Peter Jenson
Title:	President & CEO	Title:	President

SKYTERRA COMMUNICATIONS, INC.

Name:	Elizabeth Creary
Title:	Assistant Secretary

[Signature page for the Satellite Minutes Agreement]

SCHEDULE A

SERVICES INCLUDED AT THE STATED PRICE

The provision of the Satellite Minutes and the corresponding Satellite Capacity hereunder at the prices stated herein shall include the provision by TerreStar or its contractors of the services listed below.

Segment/Capability	Comments
User Terminal Segment (UTS)	Not Applicable
ATC Radio Access Segment (RAN)	Not Applicable
Geosynchronous Satellite Segment (GSS)	US Spot Beams Only
Satellite Roaming	Includes services and functionality to create and manage spot beams
TT&C
SBSS and SBAS
Mobility Core Segment (MCS)	Subset of components required for roaming voice and data [***]
Roaming Call Routing	SAT to PSTN, PSTN to SAT, MT to MT
Application Server (Voice)	Only for Satellite based MT to MT calls
Transcoding	SAT to PSTN or PSTN to SAT
SGSN (POP)
GGSN (POP)
Interconnect Segment (INT)
LIG	Remote Access by US Authorities
CALEA	Remote Access by US Authorities
PSTN Interface	Demark to US PSTN via Router
Internet Interface	Demark to US Internet via Router
VoIP Interface	Demark to USn VoIP provider via Router
Network Management Segment (NMS)
Global Resource Manager (GRM)	Tool and processes for network planning and optimization
Tier 2 Technical Support	NOC Telephone Access providing technical support to the roaming partner to address issues which are beyond the scope of the roaming partner (i.e., network issues, network services, etc)
IT Segment (ITS)
Usage Mediation	Processing of roaming partner usage records
TAP3 Roaming Records	Usage feed (daily via FTP)

Acronyms: As used above, the following acronyms have the following meanings:

CALEA – Communications Assistance for Law Enforcement Act

FTP – File Transfer Protocol

GGSN – Gateway GPRS Support Node

LIG – Lawful Intercept Gateway

MT – Mobile Terminal

MVNO – Mobile Virtual Network Operator

NOC – Network Operations Center

POP – Point of Presence

PSTN – Public Switched Telephone Network

SAT – Satellite

SBSS – Satellite Base Station Sub-system

SGSN – Serving GPRS Support Node

SIM – Subscriber Identity Module

SIP – Session Initiation Protocol

SMSC – Short Message Service Center

TT&C – Tracking, Telemetry and Control